Execution Copy

Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 27, 2023 (the “Effective Date”), by and between Orion Group Holdings, Inc., a Delaware corporation (the “Company”), and Travis J. Boone (“Key Employee”). The Company and Key Employee collectively herein referred to as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, the Company has identified you as a key employee who is an integral part of the Company’s operation and management; and

WHEREAS, it is in the mutual best interest of the Company and Key Employee to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1	Definitions.

(a)“Base Salary” means Key Employee’s base salary described in Section 2.3(a).

(b)“Board” means the Board of Directors of the Company.

(c)“Cause” means:

(i)A material breach by Key Employee of this Agreement, the Company’s code of conduct, or other Company policies, including but not limited to policies relating to confidentiality and reasonable workplace conduct;

(ii)The commission of a criminal act by Key Employee against the Company, including but not limited to fraud, embezzlement, or theft;

(iii)The conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation of Key Employee for any felony or any crime involving moral turpitude; or

(iv)Key Employee’s failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board consistent with the terms of the Agreement, but only to the extent such failure or refusal is not remedied within thirty (30) days after Key Employee’s receipt of written notice from the Company of the same.

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Employment Agreement

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(d)“Change in Control” means the occurrence of any of the following events:

(i)A “change in the ownership of the Company” which will occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; however, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of Section 1.1(d)(ii) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, that for purposes of this Section 1.1(d)(i), the following acquisitions will not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (B) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Committee in its sole discretion. This Section 1.1(d)(i) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction.

(ii)A “change in the effective control of the Company” which will occur on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company, except for (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (z) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Committee in its sole discretion; or (B) a majority of the members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 1.1(d)(ii), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of Section 1.1(d)(i) above.

(iii)A “change in the ownership of a substantial portion of the Company’s assets” which will occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or

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acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to Section 409A, will not constitute a Change in Control.

For purposes of this Section 1.1(d), the provisions of section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option. In addition, for purposes of this Section 1.1(d) and except as otherwise provided in an award agreement, the term “Company” includes (x) the Company; (y) the entity for whom Key Employee performs services; and (z) an entity that is a stockholder owning more than fifty percent (50%) of the total fair market value and total voting power (a “Majority Shareholder”) of the Company or the entity identified in clause (y) above, or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in the Company or the entity identified in clause (y) above.

Notwithstanding the foregoing, to the extent necessary to avoid adverse tax consequences under Section 409A, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Treasury Regulation § 1.409A-3(i)(5).

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Compensation Committee of the Board.

(g)“Disability” means a Key Employee’s disability within the meaning of the Company’s long-term disability plan.

Notwithstanding the foregoing, to the extent necessary to avoid adverse tax consequences under Section 409A, Key Employee will not be considered to have incurred a Disability unless Key Employee is disabled within the meaning of Section 409A.

(h)	“Good Reason” means, without Key Employee’s consent:

(i)a material reduction of Key Employee’s Base Salary (excluding any across-the-board, proportional reduction that applies to substantially all other executive officers of the Company); provided, that for purposes of this Section 1.1(h)(i), “material” means a reduction of five percent (5%) or more; or

(ii)a material reduction of Key Employee’s duties from those in effect as of the Effective Date or as subsequently agreed to by Key Employee and the Company, in writing; or

(iii)the relocation of Key Employee’s primary work site to a location greater than fifty (50) miles from Key Employee’s work site as of the Effective Date;

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provided, that Key Employee shall have Good Reason only if (x) Key Employee provides notice to the Company of the existence of the Good Reason event described above within thirty (30) days of the initial existence of such Good Reason event, (y) the Company fails to remedy the circumstances giving rise to the Good Reason event within sixty (60) days of receiving such notice, and (z) Key Employee’s employment in fact terminates within thirty (30) days of the Company’s failure to remedy in accordance with clause (y).

(i)“Protection Period” means the period ending twelve (12) months following the occurrence of a Change in Control.

(j)“Restricted Period” means (i) if Key Employee is terminated for Cause or voluntarily resigns without Good Reason, the twelve (12)-month period immediately following Key Employee’s last day of employment under this Agreement; (ii) if Key Employee is terminated Without Cause or voluntarily resigns with Good Reason not during the Protection Period, the twelve (12)-month period immediately following Key Employee’s last day of employment under this Agreement; or (iii) if Key Employee is terminated Without Cause or voluntarily resigns with Good Reason during the Protection Period, the twenty-four (24)-month period immediately following Key Employee’s last day of employment under this Agreement.

(k)“Section 409A” means section 409A of the Code and the applicable Treasury Regulations and administrative guidance issued thereunder.

(l)“Without Cause” means termination by the Company of Key Employee’s employment at the Company’s sole discretion for any reason, other than by reason of Key Employee’s death or Disability, and other than a termination based upon Cause.

1.2	Interpretations. In this Agreement, unless a clear contrary intention appears,

(a)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(b)reference to any Article or Section, means such Article or Section hereof; and (c) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term.

ARTICLE II
EMPLOYMENT AND DUTIES

2.1Term. The term of this Agreement will commence on the Effective Date of this Agreement and end on September 19, 2026 (the “Initial Term”). If the Company provides written notice to Key Employee at least sixty (60) days prior to the expiration of the Initial Term, this Agreement shall renew and extend for a period of twelve (12) additional months (the “Renewal Term”). The Board is committed to reviewing Executive’s performance at least six (6) months prior to the end of the Initial Term or the Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Key Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with ARTICLE III. The period from the Effective Date through the expiration of this Agreement, or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

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2.2Position, Duties and Services. Key Employee will have such duties and powers as will be determined from time to time by the Board consistent therewith. Key Employee will perform diligently and to the best of Key Employee’s abilities such duties. Key Employee’s employment will be subject to the supervision and direction of the Board.

Key Employee hereby represents to the Company that: (a) the execution and delivery of this Agreement and the performance by Key Employee of Key Employee’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which Key Employee is a party or otherwise bound or any judgment, order or decree to which Key Employee is subject; (b) Key Employee has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity that would prevent Key Employee under the terms of any other agreement or arrangement from entering into this Agreement or carrying out Key Employee’s duties hereunder, or would give rise to a violation of such other agreement or arrangement by virtue of Key Employee entering into this Agreement and carrying out Key Employee’s duties hereunder; (c) Key Employee is not bound by any employment, consulting, non-competition, confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity that would prevent Key Employee under the terms of any other agreement or arrangement from entering into this Agreement or carrying out Key Employee’s duties hereunder, or would give rise to a violation of such other agreement or arrangement by virtue of Key Employee entering into this Agreement and carrying out Key Employee’s duties hereunder; and (d) Key Employee understands that the Company will rely upon the accuracy and truth of the representations and warranties of Key Employee as set forth herein.

2.3	Compensation.

(a)Base Salary. During the Employment Period, Key Employee will receive an initial Base Salary at the rate of Seven Hundred and Fifty Thousand Dollars ($750,000) per annum, payable in periodic installments in accordance with the Company’s normal payroll practices and procedures, which Base Salary may be adjusted by the Company from time to time.

(b)Bonuses and Perquisites. During the Employment Period, Key Employee will be entitled to bonuses and perquisites as determined by the Board in its good faith discretion.

(c)Car Allowance. During the Employment Period, Key Employee will be entitled to a monthly car allowance of $1,250.00, which car allowance may be adjusted by the Company from time to time.

(d)Employee Benefit Plans. During the Employment Period, Key Employee shall be provided the opportunity to participate on the same basis as other employees in the standard employee benefit plan(s) made available by the Company in its discretion, in accordance with the eligibility and participation provisions of such plan(s) as may be in effect from time to time. The Company reserves the right to amend any employee benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof at any time and for any reason without providing Key Employee with prior notice.

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Employment Agreement

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(e)Expenses. During the Employment Period, Key Employee shall be entitled to receive reimbursement for all reasonable business expenses, including, but not limited to, those expenses expressly provided for in this Agreement, incurred by Key Employee in accordance with the policies, practices and procedures of the Company. All such expenses are to be reimbursed to Key Employee in accordance with the Company’s policies and procedures for reimbursing expenses, but in no event shall any reimbursement payment be paid to Key Employee following the last day of the calendar year following the calendar year in which the expense was incurred. The amount of expenses for which Key Employee is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which Key Employee is eligible to receive reimbursement during any other calendar year during the term of this Agreement. Any reimbursement payable in accordance with this Section 2.3(e) will not be subject to liquidation or exchange for another benefit.

2.4Severance Benefit. Key Employee will be entitled to receive the severance benefits, if any, described in ARTICLE III upon Key Employee’s termination of employment during the term of this Agreement as described in Section 2.1; provided, that Key Employee satisfies the applicable requirements outlined in ARTICLE III. For the avoidance of doubt, the expiration of the Initial Term or, if applicable, the Renewal Term, in each instance, without subsequent renewal, shall not constitute an involuntary termination Without Cause or any other termination that would give rise to severance benefits.

ARTICLE III

EARLY TERMINATION

3.1Death. Upon the death of Key Employee during the Employment Period, this Agreement will terminate and Key Employee’s estate will be entitled to payment of Key Employee’s Base Salary through the date of such termination plus any benefits accrued up to the date of Key Employee’s death payable pursuant to the terms of the employee benefit plans specified in Section 2.3(d) in which Key Employee is a participant.

3.2Disability. In the event of Key Employee’s Disability during the Employee Period, the Company may terminate Key Employee’s employment in which case this Agreement will terminate and Key Employee will be entitled to payment of the following benefits: (a) Key Employee’s Base Salary through the date of such termination; (b) long-term disability benefits pursuant to the terms of any long-term disability policy provided to similarly situated employees of the Company for which Key Employee is eligible and in which Key Employee has elected to participate in accordance with the terms of such policy; and (c) payment of any benefits payable pursuant to the terms of the employee benefit plans specified in Section 2.3(d) in which Key Employee is a participant.

3.3Termination for Cause or Voluntary Resignation by Key Employee Without Good Reason. If Key Employee’s employment is terminated during the term of this Agreement for Cause or if Key Employee voluntarily resigns from the employment of the Company without Good Reason, then Key Employee will be entitled to receive (a) Key Employee’s Base Salary in effect at the time notice of termination is given through the date of termination, (b) payment of any benefits payable pursuant to the terms of the employee benefit plans specified in Section 2.3(d) in which Key Employee is a participant, and (c) reimbursement of any outstanding

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expense eligible for reimbursement (such amounts and benefits in clauses (a), (b) and (c), the “Accrued Obligations”).

3.4Termination Without Cause or for Good Reason Not During the Protection Period. Subject to Section 3.7, if Key Employee’s employment is terminated during the term of this Agreement by the Company Without Cause or if Key Employee terminates employment with the Company during the term of this Agreement for Good Reason, and in either case, Section 3.5 is not applicable, Key Employee will be entitled to receive (a) the Accrued Obligations; (b) continued payment of Key Employee’s Base Salary for a period of twelve (12) months, in accordance with the Company’s standard payroll practices; (c) monthly payment for a period of twelve (12) months of $2,500 to cover transitional expenses; (d) monthly payment for a period of twelve (12) months of an amount equal to Key Employee’s monthly car allowance as described in Section 2.3(c); and (e) a lump sum payment equal to any earned but unpaid bonus with respect to the Company’s most recently completed fiscal year, the amount of which will be determined pursuant to the terms of the NEO Bonus Plan. Subject to Section 3.7 and Section 3.10, the payments and benefits described in this Section 3.4 shall begin or shall be paid, as applicable to the form of payment described above for each payment or benefit, to Key Employee on the sixtieth (60th) day immediately following Key Employee’s termination of employment.

3.5Termination Without Cause or for Good Reason During the Protection Period. Subject to Section 3.7, if Key Employee’s employment is terminated during the term of this Agreement by the Company Without Cause or if Key Employee terminates employment with the Company during the term of this Agreement for Good Reason, and in either case during the Protection Period, Key Employee will be entitled to receive (a) the Accrued Obligations; (b) a lump sum payment equal to thirty-six (36) months of Key Employee’s Base Salary; (c) a lump sum payment equal to thirty-six (36) times $2,500 to cover transitional expenses; (d) a lump sum payment equal to thirty-six (36) times Key Employee’s monthly car allowance; (e) a lump sum payment equal to three (3) times the bonus paid to Key Employee pursuant to the NEO Bonus Plan or any predecessor or replacement plan for the most recently completed fiscal year prior to Key Employee’s termination date; and (f) notwithstanding terms to the contrary in any award agreement (including awards granted and award agreements entered into after the Effective Date), the accelerated vesting of all outstanding equity awards held by Key Employee immediately prior to such termination (with any performance goals associated with such equity awards being deemed to be achieved at the maximum performance level); provided, that any such equity award shall settle in accordance with its terms. Subject to Section 3.7 and Section 3.10, the payments and benefits described in this Section 3.5 shall begin or shall be paid, as applicable to the form of payment described above for each payment or benefit, to Key Employee on the sixtieth (60th) day immediately following Key Employee’s termination of employment. There will be no duplication of any amounts paid pursuant to this Section 3.5 with any amounts paid or payable pursuant to Section 3.4. For the avoidance of doubt, the total amount of severance benefits payable under this Agreement in connection with a termination occurring during the Protection Period will not exceed the amount described in this Section 3.5.

3.6Termination of Company’s Obligations. Upon termination of Key Employee’s employment for any reason, the Company’s obligations under this Agreement will terminate and Key Employee will be entitled to no compensation and benefits under this Agreement other than

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as provided in this ARTICLE III. Notwithstanding such termination, the Parties’ obligations under this ARTICLE III, including Section 3.8, will remain in full force and effect.

3.7Release. Notwithstanding the foregoing provisions of this ARTICLE III, Key Employee will be entitled to the additional severance benefits specified in Section 3.4 (regarding termination Without Cause or for Good Reason not during a Protection Period) or Section 3.5 (regarding termination Without Cause or for Good Reason during a Protection Period) (i.e., all payments and rights provided in addition to the Accrued Obligations), only upon Key Employee’s execution (and non-revocation) of a waiver and release of all claims in a form acceptable to the Company. The waiver and release document must be executed and delivered to the appropriate Company representative on or before the fiftieth (50th) day immediately following Key Employee’s termination of employment, but no earlier than the date of Key Employee’s termination of employment. If this fifty (50)-day period (plus any applicable revocation period) crosses two calendar years, regardless of when Key Employee executes and delivers the release and any applicable revocation period expires, the severance benefits specified in Section 3.4 or Section 3.5, as applicable, shall not commence or be paid until the second calendar year.

3.8	Non-Competition, Confidentiality, Non-Solicitation.

(a)Agreement not to Compete. In consideration of the Company’s promise to provide Key Employee with Confidential Information, as defined in Section 3.8(b), the other mutual promises contained in this Agreement (including the severance benefits contained in ARTICLE III, to which Key Employee acknowledges Key Employee would not otherwise have a right), and Key Employee’s employment with the Company, and so as to enforce Key Employee’s promises regarding Confidential Information contained in Section 3.8(b) of this Agreement, Key Employee agrees that, if (i) Key Employee’s employment with the Company is terminated and (ii) subject to compliance with this Section 3.8, Key Employee is eligible for and receiving the severance benefits described in Section 3.4 or Section 3.5, as applicable, Key Employee will not, during the applicable Restricted Period (extended by any period of time during which Key Employee is in violation of this Section 3.8), carry on or conduct any activity that is in competition with the Company or its subsidiaries or affiliates in any geographical area in which the Company or its subsidiaries or affiliates engage in business at the time of such termination. Key Employee agrees that Key Employee will not conduct or engage in any such business as an individual on Key Employee’s own account; as a partner or joint venturer; as a key employee, agent, consultant or salesman for any other person or entity; as an officer or director of a corporation; or as a shareholder in a corporation of which Key Employee will then own 10% or more of any class of stock.

(b)Confidential Information. The Company makes a binding promise not conditioned upon continued employment to provide Key Employee with certain Confidential Information above and beyond any Confidential Information Key Employee may have previously received. Key Employee will not, directly or indirectly, at any time following termination of Key Employee’s employment with the Company, reveal, divulge or make known to any person or entity, or use for Key Employee’s personal benefit (including, without limitation, for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its subsidiaries or affiliates), any information acquired during the

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Employment Period with regard to the financial, business or other affairs of the Company or any of its subsidiaries or affiliates (including, without limitation, any list or record of persons or entities with which the Company or any of its subsidiaries or affiliates has any dealings), other than (i) information already in the public domain; (ii) information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or its subsidiaries and affiliates; or (iii) information that Key Employee is required to disclose under the following circumstances: (A) at the express direction of any authorized governmental entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for Key Employee, to be disclosed by Key Employee in connection with any legal action or proceeding involving Key Employee and the Company or any subsidiary or affiliate of the Company in Key Employee’s capacity as an employee, officer, director, or stockholder of the Company or any subsidiary or affiliate of the Company. Key Employee will, at any time requested by the Company (either during or within two years after Key Employee’s employment with the Company), promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries and affiliates which Key Employee may then possess or have under Key Employee’s control.

Notwithstanding anything in this Section 3.8(b) or elsewhere in this Agreement to the contrary, Key Employee understands that Key Employee may, pursuant to the

U.S. Defend Trade Secrets Act of 2016 (“DTSA”), without informing the Company prior to any such disclosure, disclose Confidential Information (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, without informing the Company prior to any such disclosure, if Key Employee files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Key Employee may, pursuant to the DTSA, disclose Confidential Information to Key Employee’s attorney and use the Confidential Information in the court proceeding or arbitration; provided, that Key Employee files any document containing the Confidential Information under seal and does not otherwise disclose the Confidential Information, in each case except pursuant to court order. Without prior authorization of the Company, however, the Company does not authorize Key Employee to disclose to any third party (including any government official or any attorney Key Employee may retain) any communications that are covered by the Company’s attorney-client privilege.

(c)Non-Solicitation. During the Employment Period and continuing during the applicable Restricted Period (extended by any period of time during which Key Employee is in violation of this Section 3.8), Key Employee will not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company; (ii) in any way interfere with the relationships between the Company and any such employee of the Company; (iii) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of the Company, except to the extent such employee is solely responding to a general public solicitation, without the inducement or encouragement of Key Employee; or (iv) induce or attempt to induce any customer, supplier, licensee or other person or entity that has done business with the Company within twenty-four (24) months of Key Employee’s last day of employment to cease doing business with the Company or in any way interfere with the

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relationship between any such customer, supplier, licensee or other business entity and the Company.

(d)Reasonableness of Restrictions. Key Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration set forth in this Section 3.8 are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the legitimate business interests of the Company, and that the enforcement of such provisions would not cause Key Employee any undue hardship nor unreasonably interfere with Key Employee’s ability to earn a livelihood. If any court determines that any portion of this Section 3.8 is invalid or unenforceable, the remainder of this Section 3.8 will not thereby be affected and will be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 3.8, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court will have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(e)Enforcement. Upon Key Employee’s employment with an entity that is not a subsidiary or affiliate of the Company (a “Successor Employer”) during the period that the provisions of this Section 3.8 remain in effect, Key Employee will provide such Successor Employer with a copy of this Agreement and will notify the Company of such employment within 30 days thereof. Key Employee agrees that in the event of a breach of the terms and conditions of this Section 3.8 by Key Employee, the Company will be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against Key Employee, to obtain damages for any such breach, or to enjoin Key Employee from any conduct in violation of this Section 3.8.

3.9Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Key Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided for in this ARTICLE III, together with any other payments and benefits which Key Employee has the right to receive from the Company would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) will be reduced (but not below zero) so that the present value of such total amounts and benefits received by Key Employee will be $1.00 less than three times Key Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Key Employee will be subject to the excise tax imposed by Section 4999 of the Code. The determination as to whether such a reduction in the amount of the benefits provided hereunder is necessary will be made by the Board in good faith. If a reduced cash payment is made and, through error or otherwise, that payment, when aggregated with other payments and benefits from the Company used in determining if a “parachute payment” exists, exceeds $1.00 less than three times Key Employee’s base amount, then Key Employee will immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 3.9 will require the Company to be responsible for, or have any liability or obligation with respect to, Key Employee’s excise tax liabilities under Section 4999 of the Code.

3.10Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to either comply with Section 409A or be exempt

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from Section 409A and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.

To the extent necessary to avoid adverse tax consequences under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service,” or like terms shall mean a Separation from Service. If, upon separation from service, Key Employee is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after Key Employee’s Separation from Service will instead be paid in the seventh month following Key Employee’s Separation from Service (to the extent required by Section 409A(a)(2)(B)(i)).

To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (a) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Key Employee, (b) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Key Employee to the Company or to any other individual or entity.

ARTICLE IV

MISCELLANEOUS

4.1Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Texas, without regard to the conflicts of law principles of such State.

4.2Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Key Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof. Notwithstanding the forgoing sentence, the Company

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may amend Section 3.8 without the prior written consent of Key Employee to the extent necessary or advisable to comply with applicable law.

4.3Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

4.4Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Except as expressly provided in Section 3.5 and for the avoidance of doubt, this Agreement does not supersede or preempt any plan or agreement regarding stock, stock options, or other equity interests.

4.5Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling, and all other normal employee deductions made with respect to the Company’s employees generally.

4.6Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via email, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via email, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company:

Orion Group Holdings Inc.
12000 Aerospace Blvd.

Houston, TX 77034 Attention:

E-mail:

If to Key Employee:

To the address most recently on file in the payroll records of the Company and the email address indicated below Key Employee’s signature line.

4.7Headings. The paragraph headings have been inserted for purposes of convenience and will not be used for interpretive purposes.

T. Boone

Employment Agreement

September 20, 2023

4.8Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Key Employee’s employment by the Company or the terms and conditions of such employment will be made by the members of the Board other than Key Employee (if Key Employee is a member of the Board), and Key Employee will not have any right to vote or decide upon any such matter.

4.9Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

4.10Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement may be executed by any electronic signature complying with the U.S. ESIGN Act of 2000, as it may be amended. Signatures delivered by facsimile or electronically shall be deemed effective for all purposes.

[Signature Page to Follow]

T. Boone

Employment Agreement

September 20, 2023

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

ORION GROUP HOLDINGS, INC.

By:
Name:	Austin Shanfelter
Title:	Chair of the Board of Directors

KEY EMPLOYEE:

Name:	Travis Boone

Email:	tboone@orn.net